Exhibit 99.1
Iconix Brand Group Reports Record Revenue and Earnings for the Second Quarter 2011

- Q2 non-GAAP diluted EPS of $0.43 compared to $0.36 in prior year quarter

- Q2 revenue of $89.3 million, a 17% increase over prior year quarter

- Q2 Free Cash Flow of $43.4 million, an 18% increase over prior year quarter

- Increasing ownership in Zoo York to 100%

NEW YORK, July 27, 2011 /PRNewswire/ -- Iconix Brand Group, Inc. (NASDAQ: ICON) ("Iconix" or the "Company"), today announced financial results for the second quarter ended June 30, 2011.

Q2 2011 results for Iconix Brand Group, Inc.:

Total revenue for the second quarter of 2011 was approximately $89.3 million, a 17% increase as compared to approximately $76.0 million in the second quarter of 2010. On a non-GAAP basis, which excludes non-cash interest related to the Company's two convertible notes and two non-recurring items described below, net income was $32.3 million, a 21% increase over the prior year quarter. Non-GAAP diluted EPS for the second quarter was $0.43 compared to $0.36 in the prior year quarter. EBITDA attributable to Iconix for the second quarter was approximately $58.1 million, an 18% increase over the prior year quarter. Free cash flow attributable to Iconix for the second quarter was approximately $43.4 million, an 18% increase over the prior year quarter. GAAP net income for the second quarter was approximately $41.5 million, up 69% from the prior year quarter and GAAP diluted EPS was $0.55 compared to $0.33 in the prior year quarter.

GAAP net income and GAAP diluted EPS for the second quarter and six month period ending June 30, 2011 include the following two non-recurring items; 1) a non-cash gain of approximately $21.5 million related to the Company's acquisition of the global master license of the Ed Hardy brand in which the Company transitioned from a non-controlling interest to a controlling interest. This gain, which is driven by a re-measurement of the Company's initial investment in the brand, is included in 'interest and other (income) expense, net' on the Company's unaudited condensed consolidated income statement; and 2) a $2.7 million write-off related to the unamortized financing fees and original issue discount ("OID") associated with the Company's early repayment of the entire principal balance outstanding on its term loan facility of approximately $112.4 million. This charge also is recorded in 'interest and other (income) expense, net' on the Company's unaudited condensed consolidated income statement.

Six months ended June 30, 2011:

Total revenue for the six months ended June 30, 2011 was approximately $181.6 million, a 23% increase as compared to approximately $147.7 million for the prior year period. EBITDA attributable to Iconix for the six month period increased 18% to approximately $116.9 million. Free cash flow for the six month period was approximately $89.4 million, a 16% increase over the prior year period. On a non-GAAP basis, as defined above, net income attributable to Iconix for the six month period increased 23% to approximately $66.1 million as compared to the prior year period and non-GAAP diluted earnings per share increased to $0.88 versus $0.72 for the prior year period. On a GAAP basis, net income attributable to Iconix increased 48% to approximately $73.0 million as compared to the prior year period and GAAP diluted earnings per share was $0.97 versus $0.66 for the prior year.

EBITDA, free cash flow, non-GAAP net income and non-GAAP EPS are all non-GAAP metrics and reconciliation tables for each are attached to this press release.

Neil Cole, Chairman and CEO of Iconix Brand Group, Inc. commented, "We are pleased to report that our Company achieved record results for the second quarter both on the top and bottom line. As our brands gain momentum both domestically and internationally, we continue to demonstrate the power of our business model. In addition to our strong performance in the first half of this year, we also strengthened our balance sheet and increased our ownership in two of our brands. Looking ahead, we see many growth opportunities for our portfolio and with our current capital structure we are well positioned to continue to execute on our acquisition strategy."

2011 Guidance for Iconix Brand Group, Inc.:

The Company is reaffirming its full year 2011 revenue guidance of $355-$365 million and full year 2011 non-GAAP diluted EPS guidance of $1.63-$1.68. The Company is raising its GAAP diluted EPS guidance by $0.11 to a range of $1.61-$1.66 to reflect the Ed Hardy non-cash gain, write-off of unamortized financing fees and non-cash interest associated with the Company's recently issued convertible note. The Company estimates that free cash flow for 2011 will be approximately $167-$172 million. This guidance relates to the existing portfolio of brands only and does not include any acquisitions.

Other Company News:

The Company announced today that it has entered into an agreement to increase its ownership interest in the Zoo York brand to 100%. The Company currently owns a 51% controlling interest in the brand, and through the transaction will acquire the remaining 49% for $18 million. Since taking control of the brand in late 2009, the Company partnered with Li & Fung for the core sportswear business and substantially expanded Zoo York's distribution into large scale department stores including JC Penney and Kohl's.

See reconciliation tables below for non-GAAP metrics. These non-GAAP metrics may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to U.S. GAAP.  Any financial measure other than those prepared in accordance with U.S. GAAP should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a growing portfolio of consumer brands including CANDIE'S (R), BONGO (R), BADGLEY MISCHKA (R), JOE BOXER (R) RAMPAGE (R) MUDD (R), LONDON FOG (R), MOSSIMO (R) OCEAN PACIFIC(R), DANSKIN (R) ROCA WEAR(R), CANNON (R), ROYAL VELVET (R), FIELDCREST (R), CHARISMA (R), STARTER (R), and WAVERLY (R).  In addition, Iconix owns an interest in the ARTFUL DODGER (R), ED HARDY (R), ECKO (R), MARC ECKO (R), ZOO YORK (R), MATERIAL GIRL(TM) and PEANUTS (R) brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and worldwide. Through its in-house business development, merchandising, advertising and public relations departments Iconix manages its brands to drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's licensees' dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings. The words "believe", "anticipate", "estimate", "expect", "confident", "continue", "will", "project", "provide" "guidance" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact Information:
    Jaime Sheinheit
    Investor Relations
    Iconix Brand Group
    212.730.0030

Condensed Consolidated Income Statements (in thousands, except earnings per share data)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Licensing and other revenue	$89,293	$76,013	$181,649	$147,717

Selling, general and administrative expenses	31,662	26,369	63,667	48,687
Expenses related to specific litigation	45	201	92	207

Operating income	57,586	49,443	117,890	98,823

Interest and other (income) expense, net	(8,383)	9,948	952	19,923

Equity earnings on joint ventures	(2,517)	(1,104)	(3,138)	(2,217)

Other (income) expenses – net	(10,900)	8,844	(2,186)	17,706

Income before income taxes	68,486	40,599	120,076	81,117

Provision for income taxes	23,640	13,631	40,104	26,790

Net income	$44,846	$26,968	$79,972	$54,327

Less: Net income attributable to non-controlling interest	3,303	2,427	6,997	5,012

Net income attributable to Iconix Brand Group, Inc.	$41,543	$24,541	$72,975	$49,315

Earnings per share:
Basic	$0.57	$0.34	$1.00	$0.69

Diluted	$0.55	$0.33	$0.97	$0.66

Weighted average number of common shares outstanding:
Basic	72,962	72,169	72,865	71,855

Diluted	75,423	74,749	75,396	74,589

Selected Balance Sheet Items: (in thousands)	(Unaudited) 6/30/2011	12/31/2010

Total Assets	$2,134,611	$1,951,470
Total Liabilities	$877,922	$812,556
Stockholders' Equity	$1,256,689	$1,138,914

The following tables detail unaudited reconciliations from non-GAAP amounts to U.S. GAAP and include reconciliations related to the adoption of ASC Topic 470 as it relates to accounting for convertible debt, which became effective retroactively for the fiscal years beginning after December 15, 2008.

Note: All items in the following reconciliation tables are attributable to Iconix Brand Group, Inc. and exclude results related to non-controlling interests.

(in thousands, except per share data)

	(Unaudited)		(Unaudited)
	Three months ended		Six months ended
Net income reconciliation	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Non-GAAP net income (1)	$32,316	$26,692	$66,059	$53,657

GAAP net income	$41,543	$24,541	$72,975	$49,315

Adjustments: Non-cash interest related to ASC Topic 470	4,575	3,347	8,097	6,700
Non-cash gain related to investment in Ed Hardy	(21,465)	-	(21,465)	-
Write-off of deferred financing fees and OID	2,651	-	2,651	-
Taxes related to above items	5,012	(1,196)	3,801	(2,358)
Net	(9,227)	2,151	(6,916)	4,342

Non-GAAP net income	$32,316	$26,692	$66,059	$53,657

	(Unaudited) Three months ended		(Unaudited) Six months ended
Diluted EPS reconciliation	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Non-GAAP diluted EPS (1)	$0.43	$0.36	$0.88	$0.72

GAAP diluted EPS	$0.55	$0.33	$0.97	$0.66

Adjustments for non-cash interest related ASC 470, non-cash gain related to investment in Ed Hardy, and write-off of deferred financing fees and original issue discount, net of tax	$(0.12)	$0.03	$(0.09)	$0.06

Non-GAAP diluted EPS	$0.43	$0.36	$0.88	$0.72

Forecasted Diluted EPS	Year Ending Dec. 31, 2011
	High	Low

Non-GAAP diluted EPS (1)	$1.68	$1.63

GAAP diluted EPS	$1.66	$1.61

Adjustments for non-cash interest related ASC 470, non-cash gain related to investment in Ed Hardy, and write-off of deferred financing fees and original issue discount, net of tax	$0.02	$0.02
Non-GAAP Diluted EPS	$1.68	$1.63

(1) Non-GAAP net income and non-GAAP EPS, are non-GAAP financial measures, which represent net income excluding any non-cash interest related to the adoption of ASC Topic 470, non-cash gains and non-recurring charges related to the early extinguishment of debt, net of tax. The Company believes these are useful financial measures in evaluating its financial condition because they are representative of only actual cash results.

(in thousands)	(Unaudited)		(Unaudited)
	Three months ended		Six months ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
EBITDA (2)	$58,121	$49,403	$116,914	$98,850

Reconciliation of EBITDA:
Net Income	41,543	24,541	72,975	49,315

Add: Income taxes	23,640	13,631	40,104	26,790

Add: Net interest expense and Ed Hardy gain	(8,898)	9,231	(300)	18,476

Add: Depreciation and amortization of certain intangibles	1,836	2,000	4,135	4,269
EBITDA	$58,121	$49,403	$116,914	$98,850

(2) EBITDA, a non-GAAP financial measure, represents net income before income taxes, interest, Ed Hardy gain, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures.

(in thousands)	(Unaudited) Three months ended			(Unaudited) Six months ended
	June 30, 2011	June 30, 2010		June 30, 2011	June 30, 2010
Free Cash Flow (3)	$43,436	$36,861		$89,362	$76,921

Reconciliation of Free Cash Flow:
Net Income	41,543	24,541		72,975	49,315
Add: Non-cash income taxes, non-cash interest related to convertible debt, depreciation, amortization of certain intangibles and finance fees, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures, non-cash gain/loss from sale of trademarks and re-measurement of investments (4)	2,521	12,945	*	18,828	28,255	*
Less: Capital expenditures	(628)	(625)		(2,441)	(649)

Free Cash Flow	$43,436	$36,861		$89,362	$76,921

(in thousands)	Year Ending
	Dec. 31, 2011
	High	Low
Forecasted Free Cash Flow (3)	$172,000	$167,000

Reconciliation of Free Cash Flow:
Net Income	$126,000	$122,000

Add: Non-cash income taxes, non-cash interest related to convertible debt, depreciation, amortization of certain intangibles and finance fees, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures and non-cash gain/loss from sale of trademarks and re-measurement of investments	49,000	49,000

Less: Capital expenditures	(3,000)	(4,000)

Forecasted Free Cash Flow	$172,000	$167,000

(3) Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures, non-cash income taxes, non-cash interest related to convertible debt, non-cash gains/loss from sale of trademarks and re-measurement of investments, less capital expenditures. The Free Cash Flow also excludes any changes in Balance Sheet items. The Company believes Free Cash Flow is useful in evaluating its financial condition because it is representative of cash flow from operations that is available for repaying debt, investing and capital expenditures.

(4) Reflects adjustment to previously reported amounts for quarterly flow of non-cash taxes for 2010, no impact on a full year basis.